As filed with the Securities and Exchange Commission on March 31, 2008
Registration No. 333-[•]

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Commerce Bancorp, Inc.
(Exact Name of Registrant as Specified in Its Charter)

New Jersey	22-2433468
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
Commerce Atrium, 1701 Route 70 East, Cherry Hill, NJ 08034-5400
(856) 751-9000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
1998 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
(Full title of the plan)
James Reilly
Deputy General Counsel
Commerce Bank
1701 Route 70 East
Cherry Hill, NJ 08034-5400
(856) 470-2237
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐            Accelerated filer ☐                      Non-accelerated filer ☐                 Smaller reporting company ☐
                          (Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES
SIGNATURES

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-106941) filed by Commerce Bancorp, Inc. (“Commerce”) with the Securities and Exchange Commission (the “Commission”) on July 10, 2003 (the “Registration Statement”) relating to 500,000 shares of Commerce’s common stock, par value $1.00 per share (the “Common Stock”). The Registration Statement registered the shares of Common Stock for issuance by Commerce pursuant to the 1998 Stock Option Plan for Non-Employee Directors.
     On March 31, 2008, The Toronto-Dominion Bank (“TD”), Cardinal Merger Co., a wholly-owned subsidiary of TD (“Merger Sub”) and Commerce [completed] the merger of Merger Sub with and into Commerce (the “Merger”) pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of October 2, 2007, by and among such parties. As a result of the Merger, Commerce became a wholly-owned subsidiary of TD and each issued and outstanding share of Commerce common stock not already held by TD was cancelled in exchange for the right to receive $10.50 in cash and 0.4142 TD common shares (and cash in lieu of fractional shares). The Common Stock ceased trading on The New York Stock Exchange at the close of business on March 31, 2008. In connection with the Merger, Commerce has filed a Form 15 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 to terminate the registration of the Common Stock.
     In connection with the closing of the Merger, Commerce has terminated all of its offerings of its common stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Commerce in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of Commerce which remain unsold at the termination of the offering, Commerce hereby removes from registration all shares of the Common Stock registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1.
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SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Cherry Hill, State of New Jersey, on the 31st day of March 2008.

COMMERCE BANCORP, INC.
By:	/s/ Geoffrey W. Ryan
	Name:	Geoffrey W. Ryan
	Title:	Assistant Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated below on the 31st day of March 2008.

Name	Title

/s/ Ray O’Donnell Ray O’Donnell	President, Director

/s/ Richard Angelone Richard Angelone	Vice President and Treasurer, Director

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